 Exhibit (h)(vi)

FIRST AMENDMENT TO THE

FUND ACCOUNTING SERVICING AGREEMENT

THIS FIRST AMENDMENT dated as of the 4th day of September, 2013, to the Fund Accounting Servicing Agreement, dated as of September 9, 2010 (the "Agreement"), is entered into by and between ENTREPRENEURSHARES SERIES TRUST, a Delaware statutory trust (the "Trust"), and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement to add a Fund; and

WHEREAS, Section 14 of the Agreement allows for its amendment by a written instrument executed by the parties.

NOW, THEREFORE, the Trust and USBFS agree as follows:

Exhibits A of the Agreement is hereby superseded and replaced with Amended Exhibit A attached hereto.

Exception to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first

ENTREPRENEURSHARES SERIES TRUST		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ Joel Shulman	By:	/s/ Michael R. McVoy

Name:	Joel Shulman	Name:	Michael R. McVoy

Title:	President	Title:	Executive Vice President

1

Amended Exhibit A

to the

Fund Accounting Servicing Agreement – EntrepreneurShares Trust

Separate Series of EntrepreneurShares Series Trust

Name of Series

EntrepreneurShares Global Fund

All Cap Impact Fund

2